Exhibit 99.1

FOR IMMEDIATE RELEASE

Boston Scientific contacts:

Media Relations: Trish Backes, 651-582-5887

Investor Relations: Susie Lisa, CFA, 508-683-5565

Edwards Lifesciences contacts:

Media Relations: Sarah Huoh, 949-250-5070

Investor Relations: David K. Erickson, 949-250-6826

BOSTON SCIENTIFIC, EDWARDS LIFESCIENCES AGREE TO

GLOBAL LITIGATION SETTLEMENT

All Patent Litigation Between the Companies to be Dismissed

MARLBOROUGH, Mass., and IRVINE, Calif., January 15, 2019 — Boston Scientific Corporation (NYSE: BSX) and Edwards Lifesciences Corporation (NYSE: EW) today announced that the companies have reached an agreement to settle all outstanding patent disputes between the companies in all venues around the world. All pending cases or appeals in courts and patent offices between the two companies will be dismissed, and the parties will not litigate patent disputes related to current portfolios of transcatheter aortic valves, certain mitral valve repair devices, and left atrial appendage closure devices. Any injunctions currently in place will be lifted.

Under the terms of the agreement, Edwards has made a one-time payment to Boston Scientific of $180 million. No further royalties will be owed by either party under the agreement. All other terms remain confidential.

About Boston Scientific

Boston Scientific transforms lives through innovative medical solutions that improve the health of patients around the world. As a global medical technology leader for more than 35 years, we advance science for life by providing a broad range of high performance solutions that address unmet patient needs and reduce the cost of healthcare. For more information, visit www.bostonscientific.com and connect on Twitter and Facebook.

About Edwards Lifesciences

Edwards Lifesciences, based in Irvine, Calif., is the global leader in patient-focused medical innovations for structural heart disease, as well as critical care and surgical monitoring. Driven by a passion to help patients, the company collaborates with the world’s leading clinicians and researchers to address unmet healthcare needs, working to improve patient outcomes and enhance lives. For more information, visit www.Edwards.com and follow us on Twitter @EdwardsLifesci.